Exhibit 99.1

Lion Biotechnologies Reports First Quarter 2017 Financial Results

- Company to Host Conference Call at 5:00pm ET Today -

San Carlos, CA – May 1, 2017 -- Lion Biotechnologies, Inc. (NASDAQ: LBIO), a biotechnology company developing novel cancer immunotherapies based on tumor-infiltrating lymphocyte (TIL) technology, today reported its first quarter 2017 financial results and provided a corporate update.

“We started 2017 with a clear focus on execution toward expanding our manufacturing capacity, our clinical program, and initiation of engagement with health authorities. During the first quarter of 2017, we increased our manufacturing capacity and are now focused on expansion of our clinical program as well as access to clinical data through collaborations. I am very excited about our recently announced collaboration with MD Anderson, which allows us access to rare patient populations as well as a new method of manufacturing TIL using the MD Anderson process. Lion now has strategic relationships with leading academic and governmental institutions in the U.S. researching TIL technology including the NCI, MD Anderson, and the H. Lee Moffitt Cancer Center as well as one of a leading institution in Europe, the Karolinska Institute, providing Lion the ability to pursue a much broader clinical program than would otherwise be possible as a standalone company,” said Dr. Maria Fardis, PhD, MBA, Chief Executive Officer of Lion Biotechnologies. “With this new collaboration in place, by year-end we may have partner-sponsored trials in pancreatic, glioblastoma, ovarian cancer, various sarcomas and melanoma combination trials with three of the approved checkpoint inhibitors in addition to the three ongoing Lion-sponsored TIL clinical studies in metastatic melanoma, head and neck and cervical cancers. This gives us a robust pipeline based on our TIL technology.”

First Quarter 2017 and Recent Highlights

Partnerships:

•	Multi-year strategic alliance with MD Anderson: Lion entered a multi-year strategic alliance agreement involving multi-arm clinical trials to evaluate the safety and efficacy of TIL therapy in ovarian cancer, various sarcomas, and pancreatic cancer. In addition, Lion and MD Anderson will conduct preclinical research exploring the expansion of TIL in other rare tumor types.

•	Manufacturing services agreement with PharmaCell enables expansion of clinical studies in Europe: Lion has entered in to a new, three-year Manufacturing Services Agreement (MSA) with PharmaCell B.V. (PharmaCell), a contract manufacturing services company based in the Netherlands, to manufacture the Company’s autologous cell therapy products. PharmaCell will manufacture TIL products for Lion in its clinical and commercial facility in Geleen, the Netherlands.

Clinical Trial Progress:

•	Enrollment in LN-144 Phase 2 melanoma study continues: Lion has initiated enrolling patients into the second cohort of its LN-144 program. This cohort utilizes the generation 2 manufacturing process. This process reduces the time from excision to infusion from approximately six weeks to approximately three and half weeks.

•	Two new Phase 2 studies initiated: The Company has now initiated two Phase 2 trials for LN-145 for the treatment of head and neck and cervical cancers. Clinical trial sites are open for both studies and they are actively screening for patients.

Regulatory:

•	Global conduct of clinical trials: The Company is engaging health authorities outside the U.S. to gain clarity around conduct of clinical trials outside of US.

Publications:

•	Publication of new translational data in the journal Science: Lion highlighted a publication in the journal Science that provided new translational data from a clinical trial of TIL therapy for the treatment of advanced metastatic cervical cancer conducted at the Surgery Branch of the National Cancer Institute (NCI). This trial has been supported in part by Lion under a Cooperative Research and Development Agreement (CRADA) with Dr. Steven Rosenberg, Chief of the Surgery Branch, NCI, National Institutes of Health.

First Quarter 2017 Financial Results

As of March 31, 2017, the Company held $147.2 million in cash and cash equivalents and short-term investments, compared to $166.5 million as of December 31, 2016.

GAAP and Non-GAAP net loss

GAAP net loss for the quarter ended March 31, 2017 was $20.7 million, or ($0.33) per share, compared to GAAP net loss of $6.9 million or ($0.14) per share for the quarter ended March 31, 2016.

Non-GAAP net loss, which excludes amounts related to stock-based compensation, for the quarter ended March 31, 2017 was $17.4 million, or ($0.28) per share, compared to non-GAAP net loss of $5.1 million, or ($0.10) per share for the quarter ended March 31, 2016. The non-GAAP net loss for the quarter ended March 31, 2017 excludes $3.3 million of non-cash stock-based compensation.

The Company believes that it is important for investors to understand these non-cash charges as they materially impact the net loss and loss per share calculations. See “Use of Non-GAAP Financial Measures” below for a description of the Company’s Non-GAAP Financial Measures. Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

GAAP and Non-GAAP expenses

GAAP research and development (R&D) expenses were $16.6 million for the quarter ended March 31, 2017, an increase of $12.4 million compared to the quarter ended March 31, 2016. The increase in R&D expense is due to increased spending on clinical activities and expansion of manufacturing capabilities. This level of spending is consistent with cell therapy companies at Lion’s stage of clinical development. In addition, R&D-associated stock option expenses were $1.4 million for the three months ended March 31, 2017. Non-GAAP R&D expenses were $15.2 million for the quarter ended March 31, 2017, an increase of $11.6 million, compared to $3.6 million for the quarter ended March 31, 2016.

GAAP general and administrative (G&A) expenses were $4.3 million, an increase of $1.4 million compared to the quarter ended March 31, 2016. The increase in G&A expense is primarily due to the increase in headcount and legal and outside services. Non-GAAP G&A expenses were $2.4 million, which excludes amounts related to stock-based compensation of $1.9 million, for the quarter ended March 31, 2017 an increase of $0.8 million, compared to $1.6 million for the quarter ended March 31, 2016.

Reconciliation between certain GAAP and Non-GAAP measures is provided at the end of this press release.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including expenses adjusted to exclude certain non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. The item included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release relates to the non-cash stock-based compensation expense which may fluctuate from period to period based on factors including the timing and accounting of grants for stock options and changes in the Company’s stock price which impacts the fair value of options granted. The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of Lion’s ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

Webcast and Conference Call

Lion will host a conference call today at 5:00 p.m. ET to discuss these first quarter 2017 results. In order to participate in the conference call, please dial 1-844-646-4465 (domestic) or 1-615-247-0257 (international) and reference the access code 8895265. The live webcast can be accessed under “Events and Presentation” in the “Investors” section of the Company’s website at http://www.lbio.com/ or you may use the link: http://edge.media-server.com/m/p/wfg3mt78.

A replay of the call will be available one hour after the end of the call on May 1, 2017 until 4:30 p.m. ET on May 31, 2017. To access the replay, please dial 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and reference the access code 8895265. The archived webcast will be available for thirty days in the Investors section of Lion Biotechnologies’ website at http://www.lbio.com.

About Lion Biotechnologies, Inc.

Lion Biotechnologies, Inc. is a clinical-stage biotechnology company focused on the development of cancer immunotherapy products for the treatment of various cancers. The Company's lead product candidate is an adoptive cell therapy using tumor-infiltrating lymphocyte (TIL) technology being investigated for the treatment of patients with refractory metastatic melanoma, metastatic squamous cell carcinoma of the head and neck, and metastatic cervical carcinoma. For more information, please visit http://www.lionbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" regarding, among other things, the Company's future goals, its operating and financial performance, additional studies and product development, expansion of the company's research platform, and market position and business strategy. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections. Risks and uncertainties include, but are not limited to, the Company's ability to implement the newly developed shorter manufacturing process, initiate a Phase 2 trial for LN-145 in 2017, its ability to continue to enroll patients in the Phase 2 trial for LN-144, the initiation in 2017 by the Karolinska University Hospital of two Phase 1 trials and the conduct thereafter of those trials, the further development of TIL under the CRADA. A further list and description of these and other risks, uncertainties and other factors can be found in Lion Biotechnologies, Inc. most recent Annual Report on Form 10-K and the company's subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov or www.lionbio.com. Any forward-looking statement made in this release speaks only as of the date of this release. Lion Biotechnologies, Inc. does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Investor Contact:

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah@sternir.com

Media Relations Contact:

Evan Smith/Kotaro Yoshida

FTI Consulting

212-850-5622/212-850-5690

evan.smith@fticonsulting.com

kotaro.yoshida@fticonsulting.com

Lion Biotechnologies, Inc.

Selected Consolidated Balance Sheet Data

(unaudited; in thousands)

	March 31,	December 31,
	2017	2016

Cash, cash equivalents and short-term investments	$147,197	$166,470
Total assets	$155,389	$171,886
Stockholders' equity	$149,886	$166,918

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	For the Three Months Ended March 31,
	2017	2016

Revenues	$-	$-

Costs and expenses*
Research and development	16,623	4,192
General and administrative	4,259	2,818
Total costs and expenses	20,882	7,010

Loss from operations	(20,882)	(7,010)
Other income
Interest income	198	126
Net Loss	$(20,684)	$(6,884)
Net Loss Per Common Share, Basic and Diluted	$(0.33)	$(0.14)

Weighted-Average Common Shares Outstanding, Basic and Diluted	62,286	48,548

* Includes stock-based compensation as follows
Research and development	$1,387	$585
General and administrative	1,909	1,194

	$3,296	$1,779

Lion Biotechnologies, Inc. (1)

Reconciliation of Selected GAAP Measures to Non-GAAP

(unaudited; in thousands, except per share data)

	For the Three Months Ended March 31,
	2017	2016

Reconciliation of GAAP to non-GAAP Research and development

GAAP Research and development	$16,623	$4,192
Less:
Non-cash stock-based compensation (2)	(1,387)	(585)
Non-GAAP Research and development	$15,236	$3,607

Reconciliation of GAAP to non-GAAP General and administrative

GAAP General and administrative	$4,259	$2,818
Less:
Non-cash stock-based compensation (2)	(1,909)	(1,194)
Non-GAAP General and administrative	$2,350	$1,624

Non-GAAP Net loss reconciliation

GAAP Net loss	$(20,684)	$(6,884)
Add back:
Non-cash stock-based compensation (2)	3,296	1,779
Non-GAAP Net loss	$(17,388)	$(5,105)

	For the Three Months Ended March 31,
	2017	2016

Non-GAAP net loss per share reconciliation

GAAP net loss per basic and diluted share:	$(0.33)	$(0.14)
Add back:
Non-cash stock-based compensation (2)	0.05	0.04
Non-GAAP net loss per basic and diluted share	$(0.28)	$(0.10)

Weighted-Average Common Shares Outstanding, Basic and Diluted	62,286	48,548

(1)	This presentation includes non-GAAP measures. The Company’s non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with its financial statements prepared in accordance with GAAP.
(2)	All stock-based compensation was excluded for the non-GAAP analysis.